EXHIBIT 99



FOR IMMEDIATE RELEASE



                          FOR FURTHER INFORMATION CONTACT:
                              Superior Energy Services, Inc.:
                                 Terence E. Hall, CEO;
                                 Robert Taylor, CFO;
                                 Greg   Rosenstein,   Investor   Relations,
                                 504-362-4321



        SUPERIOR ENERGY SERVICES, INC. CLOSES $63.2 MILLION EQUITY
                 OFFERING; OVER-ALLOTMENT OPTION EXERCISED


(Harvey, LA, May 5, 2000) Superior Energy Services, Inc. (NASDAQ: SESI) announced today that it has closed its previously announced offering of common stock. The Company sold 7,300,000 shares at $9 per share, including 950,000 shares sold pursuant to the underwriter's over-allotment option. The offering was underwritten by Johnson Rice & Company L.L.C.


The offering generated approximately $63.2 million in net proceeds to the Company that will be used to repay amounts owed under its revolving credit facility, to fund acquisitions and for general corporate purposes


Superior provides a broad range of specialized oilfield services and equipment primarily to major and independent oil and gas companies engaged in the exploration, production, and development of oil and gas properties offshore in the Gulf of Mexico and throughout the Gulf Coast region. These services and equipment include the rental of liftboats, rental of specialized oilfield equipment, electric and mechanical wireline services, well plug and abandonment services, coil tubing services, engineering services, the manufacture, sale, and rental of drilling instrumentation, and the manufacture and sale of oil spill containment equipment. Superior is headquartered in Harvey, Louisiana.

This news release contains forward-looking statements under the Private Securities Litigation Reform Act of 1995. Although Superior believes that these statements are based upon reasonable assumptions, the companies can give no assurance that these expectations will be achieved. Actual results may differ materially due to various risks and uncertainties which are outside the control of Superior, such as market prices of oil and gas, the volatility of such prices, governmental regulation and trade restrictions, worldwide economic activity and political stability in major oil producing areas.